Exhibit 99.2

January 3, 2020 For Immediate Release	For More Information Contact Christopher Becker, President and CEO (516) 671-4900 Ext. 7000

THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES A NEW EXECUTIVE VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER

GLEN HEAD, NEW YORK, January 3, 2020 – The First of Long Island Corporation (NASDAQ: FLIC) announced today that Jay P. McConie has been promoted to Executive Vice President and Chief Financial Officer of The First of Long Island Corporation and The First National Bank of Long Island effective January 1, 2020.

Mr. McConie has been employed as Senior Vice President and Chief Investment Officer of the Bank since 2015.  Prior to that time, Mr. McConie served as Executive Vice President and Chief Financial Officer of Community National Bank from 2007 to 2015.  Mr. McConie began his career at KPMG LLP in their Financial Services Group.  He is a graduate of Long Island University with a B.S. in Accounting and a Certified Public Accountant.

President and Chief Executive Officer, Christopher Becker, commented, “Since joining our organization as Chief Investment Officer in 2015, Jay gained respect for his deep understanding of finance, accounting and balance sheet management.  His broader working knowledge of banking, primarily cultivated in his years of experience as Chief Financial Officer within a community bank in our market, is impressive and will augment his role as a key contributor to our executive team.”

About The First of Long Island Corporation

The First of Long Island Corporation is the bank holding company for The First National Bank of Long Island.  The Bank serves the financial needs of privately-owned businesses, professionals, consumers, public bodies and other organizations primarily in Nassau and Suffolk Counties, Long Island, and the boroughs of New York City and currently has fifty-two branches in Nassau and Suffolk Counties, Long Island, and the boroughs of Queens, Brooklyn and Manhattan.